Exhibit 99.1

For more information, contact:
Ann Marie Mayuga (314) 469-4798 or (314) 477-4090
Kevin Eichner (314) 725 5500
Frank Sanfilippo (314) 725 5500

ENTERPRISE FINANCIAL ACQUIRES NORTHSTAR BANCSHARES, INC.

St. Louis, July 5, 2006. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that it completed the acquisition of NorthStar Bancshares, Inc. NorthStar Bancshares is the parent company of NorthStar Bank, N.A., a $200 million commercial bank with five locations in the greater Kansas City area.

“We are very pleased to welcome NorthStar’s clients, associates and shareholders to Enterprise,” said Kevin Eichner, president and CEO of Enterprise Financial. “The combination of our two organizations significantly expands the Enterprise footprint in the Kansas City market. It creates an even stronger platform for our rapidly growing banking and wealth management businesses, with more talented bankers to provide the superior client experience for which Enterprise is known.”

NorthStar Bank will continue to operate under the NorthStar name as an Enterprise subsidiary until this fall, when its operations will be consolidated into Enterprise Bank & Trust. At that time four of the five NorthStar locations will become Enterprise Bank & Trust branches. The NorthStar branch at 7206 College Boulevard in Overland Park, KS will close and its deposit and loan accounts combined with the nearby Enterprise branch at 12695 Metcalf Avenue in Overland Park.

“By joining with Enterprise, we will be able to provide NorthStar’s clients with a broader array of products and services and the increased capacity of a larger organization, along with the personal service they enjoy today,” commented Lee Walker, chairman of NorthStar Bancshares. “This creates more opportunities for our associates as well.”

Walker will serve as vice chairman of the Kansas City region for Enterprise Bank & Trust. Jack Sutherland, who played a primary role in bringing the two organizations together, remains regional chairman.

Coincident with the merger, Linda Hanson, president of the Kansas City region, announced the bank management structure for Enterprise’s new Kansas City area markets. Robert Barker, former president of NorthStar Bank, has been named president of the Eastern Jackson County region for Enterprise. He is responsible for the Company’s banking locations in Liberty and Independence, MO.

Hanson also named Angela Wasson-Hunt president of the Kansas City North region, responsible for the banking locations in Platte Woods and North Kansas City.

Wasson Hunt, who joined Enterprise in June, was formerly senior vice president of Union Bank in Kansas City.

Also reporting to Hanson are Robert Owens, president of the Enterprise Bank & Trust location on the Plaza in Kansas City, and Craig Huston, president of its Overland Park, KS unit.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City, with a primary focus on serving the needs of privately held businesses, their owners and other success-minded individuals. The Company’s stock is listed nationally on NASDAQ under the symbol EFSC.

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Readers should note that in addition to the historical information contained herein, this press release may contain forward-looking statements which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local economic conditions, risks associated with rapid increase or decrease in prevailing interest rates and competition from banks and other financial institutions, as well as those in Enterprise Financial’s 2005 Annual Report on Form 10-K.